EXHIBIT 99

PRESS RELEASE	January 26, 2007
FOR IMMEDIATE RELEASE
Yadkin Valley Financial Corporation Announces Fourth Quarter 2006 Diluted Earnings Per Share of $0.35, an Increase of 29.6% Over the Fourth Quarter 2005
Yadkin Valley Financial Corporation, Elkin, NC (NASDAQ: YAVY — news), the holding company for Yadkin Valley Bank and Trust Company, reports earnings of $3,806,769 for the quarter ended December 31, 2006, an increase of 28.9% as compared with earnings of $2,953,256 for the same quarter of 2005. Diluted earnings per share were $0.35 and $0.27 for the quarters ended December 31, 2006 and 2005, respectively, an increase of 29.6%. Return on equity increased to 12.3% for the quarter ended December 31, 2006 from 10.0% for the quarter ended December 31, 2005, and return on tangible equity increased to 17.7% from 14.8% for the same periods.
Earnings for the year ended December 31, 2006 were $13,791,897, a 23.6% increase over the 2005 earnings of $11,158,464. Diluted earnings per share were $1.28 and $1.03, respectively, for the years ended December 31, 2006 and 2005, a 24.3% increase. Return on equity increased to 11.5% for the year ended December 31, 2006 from 9.8% for the year ended December 31, 2005, and return on tangible equity increased to 16.8% from 14.7% for the same periods.
Total assets grew by $95.6 million (9.3%) for the year ended December 31, 2006. Deposit growth of $93.5 million (11.5%) over the last twelve months was used to fund $76.0 million (10.4%) growth in net loans held for investment with the remainder being invested in securities and loans held for sale. The net interest margin expanded to 4.45% for the year ended December 31, 2006 from 4.10% for 2005 as the prime rate increased throughout 2005 and during the first six months of 2006. During the fourth quarter, the Bank’s net interest margin, excluding the net interest effect of the mortgage subsidiary’s loans held for sale, ranged from 4.37% to 4.40%.
Commenting on the results, Bill Long, President and CEO, stated, “Our fourth quarter earnings of 35 cents per share reflects a strong increase of 8 cents per share over the fourth quarter of 2005 and an increase of 2 cents per share over the third quarter of 2006. Return on assets of 1.39% and our return on equity of 12.28% for the fourth quarter of 2006 continued to improve toward our goals of 1.5% and 15% respectively. We are very pleased that our return on tangible equity increased almost 300 basis points to 17.67% for the fourth quarter of 2006 over the fourth quarter of 2005. Margin expansion, growth in noninterest income and strong loan growth were the catalysts for our strong 2006 performance. Our current markets continue to expand, and we are looking forward to our first entry into Forsyth County with the Pfafftown office scheduled to open on April 1, 2007.
“Our stock price continued to improve during the fourth quarter and increased by 31% from December 31, 2005 to December 31, 2006. Our highest closing price for the year was $19.95 on December 20, 2006. Ryan Beck & Company initiated our first independent research coverage on October 3, 2006 and has set a one year target price of $20.00 per share.
“The combination of (1) increased profits in all three banking regions, (2) strong mortgage performance in a down market, (3) continued growth and consolidation in our brokerage subsidiary, (4) ongoing projects to enhance efficiency in our operations area and (5) a strong management group helped to make our record 2006 performance a reality. In addition we continued to improve our efficiency ratio by 466 basis points from the fourth quarter of 2005 to the fourth quarter of 2006.
“Our quality continues to remain strong in all our markets. Comparing year end 2006 with year end 2005 (dollars in thousands):
-     Nonperforming loans decreased $1,396 or 43%
-     Nonperforming assets decreased $1,558 or 39%
-     Nonperforming loans to total loans decreased 50%
-     Nonperforming assets to total assets decreased 46%
-     Loan loss reserve increased to $10,829
-     Net charge-offs to average loans was 0.10%
“I am very proud of this board and employee group. Our Bank had a record year in 2006, and we look forward to continuing this performance trend in 2007.”
Yadkin Valley Bank and Trust Company is a full service community bank providing services in twenty-three branches throughout its three regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Surry, Wilkes, and Yadkin Counties. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, acquired on October 1, 2004 and headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Yadkin Valley Financial Corporation
     (Amounts in thousands except per share data)
     (unaudited)

	For the Three Months Ended December 31,
	2006	2005

Net interest income	$10,379	$9,329
Provision for loan losses	525	462
Other income	3,787	3,395
Other expenses	8,053	7,868
Income taxes	1,781	1,441
Net income	3,807	2,953
Income per share:
Basic	$0.36	$0.28
Diluted	$0.35	$0.27

	For the Year Ended December 31,
	2006	2005

Net interest income	$40,877	$34,665
Provision for loan losses	2,165	1,724
Other income	14,345	13,243
Other expenses	32,093	29,627
Income taxes	7,172	5,399
Net income	13,792	11,158
Income per share:
Basic	$1.30	$1.04
Diluted	$1.28	$1.03

	As of December 31,
	2006	2005 *
Assets Cash and due from banks	$42,387	$37,691
Federal funds sold and interest-bearing deposits	1,669	17,803
Securities available for sale	127,521	113,716
Gross loans held for investment	814,910	737,530
Allowance for loan losses	(10,829)	(9,474)
Loans held for sale	42,351	31,427
Accrued interest receivable	5,796	4,803
Premises and equipment, net	27,098	27,373
Federal Home Loan Bank stock	4,344	4,298
Investment in bank-owned life insurance	22,797	16,598
Goodwill	32,697	32,136
Core deposit intangible	5,038	5,851
Other assets	4,123	4,543
Total Assets	$1,119,902	$1,024,295

Liabilities and Stockholders’ Equity
Non-interest bearing deposits	$151,812	$135,912
NOW, savings, and money market	233,032	251,423
Time deposits over $100,000	228,554	170,574
Other time deposits	294,450	256,444
Borrowed funds	79,062	85,990
Accrued interest payable	2,975	1,816
Other liabilities	5,618	5,813
Total Liabilities	995,503	907,972
Stockholders’ equity	124,399	116,323
Total Liabilities and Stockholders’ Equity	$1,119,902	$1,024,295

Shares outstanding	10,611	10,680
* Note: Derived from audited financial statements

Yadkin Valley Financial Corporation
(unaudited)

	For the Three Months Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2005
Per Share Data:
Basic Earnings per Share	$0.36	$0.34	$0.32	$0.27	$0.28
Diluted Earnings per Share	$0.35	$0.34	$0.32	$0.27	$0.27
Book Value per Share	$11.72	$11.46	$11.19	$11.04	$10.89
Tangible Book Value per Share	$8.17	$7.94	$7.66	$7.49	$7.33
Cash Dividends per Share	$0.12	$0.12	$0.12	$0.11	$0.11

Selected Performance Ratios:
Return on Average Assets (annualized)	1.39%	1.36%	1.30%	1.18%	1.17%
Return on Average Equity (annualized)	12.28%	12.10%	11.49%	10.06%	10.03%
Return on Tangible Equity (annualized)	17.67%	17.66%	16.79%	14.82%	14.82%
Net Interest Margin (annualized)	4.34%	4.43%	4.47%	4.55%	4.26%
Net Interest Spread (annualized)	3.71%	3.79%	3.91%	4.09%	3.81%
Noninterest Income as a % of Revenue	27.76%	28.47%	26.33%	26.61%	27.69%
Noninterest Income as a % of Average Assets	0.35%	0.37%	0.33%	0.33%	0.34%
Noninterest Expense as a % of Average Assets	0.74%	0.77%	0.75%	0.81%	0.78%
Efficiency Ratio	54.83%	55.35%	55.14%	59.37%	59.49%

Asset Quality:
Nonperforming Loans (000’s)	1,830	5,184	3,113	3,478	3,199
Nonperforming Assets(000’s)	2,404	5,311	3,482	3,765	3,962
Nonperforming Loans to Total Loans	0.21%	0.63%	0.38%	0.44%	0.42%
Nonperforming Assets to Total Assets	0.21%	0.49%	0.32%	0.36%	0.39%
Allowance for Loan Losses to Total Loans	1.26%	1.29%	1.25%	1.27%	1.23%
Allowance for Loan Losses to Nonperforming Loans	5.92	2.05	3.30	2.87	2.96
Net Charge-offs to Average Loans (annualized)	0.15%	0.09%	0.12%	0.03%	0.15%

Capital Ratios:
Equity to Total Assets	11.11%	11.11%	11.03%	11.33%	11.36%
Tangible Equity to Total Tangible Assets	8.01%	7.97%	7.82%	7.98%	7.94%
Tier 1 leverage ratio	*8.20%	8.18%	8.17%	8.31%	8.19%
Tier 1 risk-based ratio	*9.39%	9.38%	9.36%	9.49%	9.38%
Total risk-based capital ratio	*10.58%	10.57%	10.52%	10.66%	10.51%
* Note: December 31, 2006 regulatory capital ratios are estimated pending completion of FFIEC Call Report.

Yadkin Valley Financial Corporation
(unaudited)

	For the Year Ended December 31,
	2006	2005	2004
Selected Performance Ratios:
Return on Average Assets	1.31%	1.14%	1.07%
Return on Average Equity	11.52%	9.79%	9.20%
Return on Tangible Equity	16.80%	14.65%	13.54%
Net Interest Margin	4.45%	4.10%	3.94%
Net Interest Spread	3.88%	3.71%	3.67%
Noninterest Income as a % of Revenue	27.04%	28.68%	24.25%
Noninterest Income as a % of Average Assets	1.36%	1.35%	1.04%
Noninterest Expense as a % of Average Assets	3.05%	3.02%	2.71%
Efficiency Ratio	56.16%	59.32%	57.72%

Asset Quality:
Net Charge-offs to Average Loans	0.10%	0.12%	0.18%

	Average Balance Sheets and Net Interest Income Analysis
	(Dollars in Thousands)
(Unaudited)
Year Ended:	December 31, 2006			December 31, 2005
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST EARNING ASSETS
Federal funds sold	$3,799	$191	5.03%	$4,766	$163	3.42%
Interest bearing deposits	2,047	92	4.49%	2,978	84	2.82%
Investment securities (1)	124,632	5,726	4.59%	111,911	4,671	4.17%
Total loans (1,2)	803,336	61,930	7.71%	740,719	48,932	6.61%

Total average earning assets (1)	933,814	67,939	7.28%	880,374	53,850	6.26%

Noninterest earning assets	118,240			122,221

Total average assets	$1,052,054			$982,595

INTEREST BEARING LIABILITIES
NOW and money market	$192,516	$3,791	1.97%	$208,083	$3,218	1.55%
Savings	39,370	393	1.00%	42,880	454	1.06%
Time certificates	468,108	19,662	4.20%	376,888	11,968	3.18%

Total interest bearing deposits	699,994	23,846	3.41%	627,851	15,640	2.49%
Repurchase agreements sold	30,655	878	2.86%	34,984	757	2.16%
Borrowed funds	47,263	1,705	3.61%	66,694	2,189	3.28%

Total interest bearing liabilities	777,912	26,429	3.40%	729,529	18,586	2.55%

Noninterest bearing deposits	145,453			131,395
Stockholders’ equity	122,942			114,033
Other liabilities	5,747			7,638

Total average liabilities and stockholders’ equity	$1,052,054			$982,595

NET INTEREST INCOME/ YIELD (3,4)		$41,510	4.45%		$35,264	4.10%

INTEREST SPREAD (5)			3.88%			3.71%
1.	Yields related to securities and loans exempt from both Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	Net interest income is the difference between income from earning assets and interest expense.

4.	Net interest yield is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

For additional information contact:
     William A. Long, President and CEO
     Edwin E. Laws, CFO
     (336) 526-6312
Source: Yadkin Valley Financial Corporation